Exhibit 99.1

KOHL'S CORPORATION REPORTS THIRD QUARTER EARNINGS UP 33.1% AND EPS OF $0.39

Menomonee Falls, WI...November 14, 2002. Kohl's Corporation today reported record earnings for the third quarter and nine months ended November 2, 2002.

Third Quarter Results

Net income for the third quarter ended November 2, 2002, increased 33.1% to $133.4 million, or $0.39 per diluted share compared to $100.2 million or $0.29 per diluted share for the quarter ended November 3, 2001. Net sales increased 21.8% to $2.1 billion from $1.8 billion for the quarter. Comparable store sales increased 5.9%.

For the nine months ended November 2, 2002, net income increased 39.2% to $364.4 million or $1.06 per diluted share, compared to $261.9 million or $0.77 per diluted share for the nine months ended November 3, 2001. Net sales increased 24.6% to $5.9 billion from $4.8 billion a year ago. Comparable store sales increased 8.1%.

Larry Montgomery, CEO, stated that, "We are very pleased with our results for the third quarter and first nine months of the year. Our net income for the third quarter increased 33.1% on top of a 30.6% increase last year. This earnings increase marks our eleventh consecutive quarter of earnings growth in excess of 30%. For the first nine months of the year, net income increased 39.2% on top of an increase of 35.2% last year. We continue to increase market share in all regions, improve gross margin performance and reduce our SG & A expense rate. We appreciate the hard work and dedication of our 80,000 Kohl's Associates and the continued support of our customers."

Expansion Update

The Company successfully opened 37 new stores during the quarter: 33 prototype stores and 4 small market test stores. The new prototype stores opened included entry into the Providence, RI market with four stores. In addition the Company added three stores in the Milwaukee, WI market; six stores in Ohio; four stores in New Jersey; two stores in the Boston, MA market; two stores in the Columbia, SC market; two stores in Minnesota; and one additional store each in New York, Virginia, Delaware, North Carolina, Iowa, Illinois, Indiana, Michigan, Connecticut and Texas. The four small market test stores were opened in Wisconsin, Iowa, Michigan and North Carolina.

In 2003, the Company plans to open approximately 80 new stores. The Company anticipates opening 35 stores in the first quarter including the Company's entry into Southern California with 28 stores. In addition, the Company will open three stores in the San Antonio, TX market; and stores in Kalamazoo, MI; Springfield, MA; Hookset, NH; and Doylestown, PA. In the fall season, Kohl's plans to open approximately 45 new stores including entries into the Phoenix, AZ and Las Vegas, NV markets. The Company has completed construction of a distribution center in San Bernardino, CA, which is scheduled to open by the end of the year and will support the Company's growth in the southwest region.

The Company now operates 457 stores compared to 382 stores at the same time last year.

Third Quarter Earnings Conference Call

Investors will have the opportunity to listen to the third quarter earnings conference call today at 5:00 p.m. (EDT) by dialing (847) 619-6368 ten minutes prior to the start of the call.

In addition, the call will be Webcast live over the Internet through the company's Website located at http://www.kohls.com (see "Home Page") or through Broadcast Network's Vcall Website located at http://www.vcall.com. To listen to the live call, please go to either Website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, simply dial 630-652-3000. Passcode: 6373901.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans", or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl's annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Patti Johnson, Chief Financial Officer - Finance, (262) 703-1893

Media Contact:         Susan Henderson, Vice President - Public Relations, (262) 703-1302

###

KOHL'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months		3 Months		9 Months		9 Months
	Ended	% to	Ended	% to	Ended	% to	Ended	% to
	Nov 2,	Net	Nov 3,	Net	Nov 2,	Net	Nov 3,	Net
	2002	Sales	2001	Sales	2002	Sales	2001	Sales
	(In millions, except per share data)

Net sales	$2,143.4		$1,760.3		$5,935.8		$4,764.4
Cost of merchandise sold	1,396.5	65.2%	1,149.9	65.3%	3,840.6	64.7%	3,092.8	64.9%

Gross margin (FIFO)	746.9	34.8%	610.4	34.7%	2,095.2	35.3%	1,671.6	35.1%
LIFO Charge	(2.6)	-0.1%	(2.1)	-0.1%	(7.1)	-0.1%	(5.7)	-0.1%
Gross margin (LIFO)	744.3	34.7%	608.3	34.6%	2,088.1	35.2%	1,665.9	35.0%

Operating expenses:
Selling, general, and administrative	455.2	21.2%	381.0	21.6%	1,290.7	21.7%	1,063.1	22.3%
Depreciation and amortization	49.1	2.3%	40.3	2.3%	140.5	2.4%	115.5	2.4%
Preopening expenses	11.7	0.5%	11.2	0.7%	31.6	0.6%	26.6	0.6%

Operating income	228.3	10.7%	175.8	10.0%	625.3	10.5%	460.7	9.7%

Interest expense, net	13.8	0.7%	13.6	0.8%	39.4	0.7%	37.0	0.8%

Income before income taxes	214.5	10.0%	162.2	9.2%	585.9	9.8%	423.7	8.9%
Provision for income taxes	81.1	3.8%	62.0	3.5%	221.5	3.7%	161.8	3.4%

Net income	$133.4 ====	6.2%	$100.2 ====	5.7%	$364.4 ====	6.1%	$261.9 ====	5.5%

Basic net income per share	$0.40		$0.30		$1.08		$0.78

Diluted net income per share	$0.39		$0.29		$1.06		$0.77

Kohl's Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(Subject to Reclassification)

November 2, 2002	November 3, 2001
(In thousands)

Assets

Current assets:
   Cash and cash equivalents
   Accounts receivable, net
   Merchandise inventories
   Deferred income taxes
   Other current assets
     Total current assets

Property and equipment, net
Other assets
Favorable lease rights, net
Goodwill, net
     Total assets

Liabilities and Shareholders' Equity

Current liabilities:
   Accounts payable
   Accrued liabilities
   Income taxes payable
   Short-term debt
   Current portion of long-term debt
     Total current liabilities

Long-term debt
Deferred income taxes
Other long-term liabilities
Shareholders' equity
   Total liabilities and
     shareholders' equity

$92,501
975,512
2,078,371
46,513
48,868
3,241,765

2,568,519
94,397
178,990
9,338
$6,093,009
========

$ 865,428
267,819
46,533
225,000
11,116
1,415,896

1,236,940
151,674
61,523
3,226,976

$6,093,009
========

$8,306
804,966
1,701,856
43,439
44,860
2,603,427

2,027,466
78,103
172,953
10,638
$4,892,587
========

$ 678,257
201,580
47,153
165,000
16,358
1,108,348

1,093,507
104,662
43,469
2,542,601

$4,892,587
========